Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES ANNOUNCES 3.1%

SAME-STORE SALES INCREASE FOR THE SECOND QUARTER

HUDSON, OH — August 4, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that July net sales were $114.1 million versus $114.3 million in the same period last year. July same-store sales decreased 0.2% versus a 9.2% same-store sales increase last year.

For the second quarter ended July 31, 2004, net sales increased 3.3% to $371.0 million from $359.2 million in the prior year. Same-store sales for the second quarter increased 3.1% versus a 2.4% same-store sales increase for the second quarter last year.

Year-to-date net sales increased 5.7% to $775.9 million from $734.0 million in the prior year. Same-store sales increased 4.9% year-to-date versus a 2.5% same-store sales increase for the year-to-date period last year.

The Company will announce earnings for its second quarter and provide an update to its earnings outlook for the balance of fiscal 2005 on August 16, 2004. In conjunction with the second quarter earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on August 16, 2004. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 766 Jo-Ann Fabrics and Crafts traditional stores and 97 Jo-Ann superstores.